Exhibit 5.1

January 16, 2004

Pilgrim’s Pride Corporation

110 South Texas Street

Pittsburg, Texas 75686

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) by Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of $100,000,000 aggregate principal amount of the Company’s 9 1/4% Senior Subordinated Notes due 2013 (the “New Notes”) to be offered by the Company in exchange (the “Exchange Offer”) for a like principal amount of the Company’s issued and outstanding 9 1/4% Senior Subordinated Notes due 2013 (the “Old Notes”), we are passing upon certain legal matters in connection with the New Notes by the Company. The New Notes are to be issued pursuant to an Indenture, dated as of November 21, 2003 (the “Indenture”), between PPC Escrow Corp., a Delaware corporation (whose obligations were assumed by the Company upon the consummation of the merger of PPC Escrow Corp. with and into the Company on November 24, 2003), and The Bank of New York, as trustee (the “Trustee”).

In our capacity as counsel to the Company in connection with the matters referred to above, we have examined (i) the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, (ii) the originals, or copies certified or otherwise identified, of the Indenture, of corporate records of the Company, including minute books of the Company, as furnished to us by the Company, (iii) the New Notes, (iv) certificates of public officials and of representatives of the Company, statutes and other instruments and documents, we deemed necessary as a basis for the opinions hereinafter expressed. In giving such opinion, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. We have assumed that the signatures on all documents examined by us are genuine, the legal capacity of all natural persons, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform to the originals thereof. We also have assumed that (i) prior to the commencement of the Exchange Offer, the Registration Statement will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the New Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Old Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth herein, we are of the opinion that the New Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought, and (c) any implied covenants of good faith and fair dealing. Our opinion is subject to the qualification that certain of the waivers and remedies in the New Notes may be unenforceable under, or may be limited by, the laws (including judicial decisions) of the State of New York and the United States.

The opinions set forth above are limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law, in each case as in effect on the date hereof, and no opinion is expressed herein as to any matters governed by any other laws, including the laws of any other jurisdiction. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

Very truly yours,

/s/ Baker & McKenzie
Baker & McKenzie